R & R PROFESSIONAL ACCOUNTING LIMITED

6/F, Kam Sang Building, 257 Des Voeux Road Central, Hong Kong

Tel : 28 15-8226 Fax: 28 15-8236

SIN: 12678

INVOICE

Date: 26 February 2013

To: LUCKYCOM, INC.

Description	Amount ( $)
1. Professional service in respect of the following: Provision of registered office address (1/3/2013-28/2/2014) - Provision of registered office - Collection of mails (exclude disbursements)	2,000
Total invoice amount	2,000
Received	0
Total	2,000

OR

Cheque is made payable to

R & R Professional Accounting Limited

Deposit into our bank account as follows:

A/C Name: "R & R Professional Accounting Limited

(please use "R R Professional Accounting Limited" when for internet transfer)

Bank: Hang Seng Bank Limited

Bank Address : 83 Des Voeux Road Cell/ral, HOllg KOllg

SWIFT:

Note: The above invoice amount is due upon the presentEtion of this invoice